PRESS RELEASE
FOR RELEASE OCTOBER 29, 2010 AT 3:00 P.M.

For More Information Contact
Joseph J. Bouffard
(410) 248-9130
BCSB Bancorp, Inc.
Baltimore County Savings Bank, FSB

BCSB BANCORP, INC. REPORTS RESULTS FOR THE YEAR ENDED
SEPTEMBER 30, 2010

BCSB Bancorp, Inc. (the “Company”) (NASDAQ: BCSB), the holding company for Baltimore County Savings Bank, FSB, reported net income of $1,207,000 for the year ended September 30, 2010, as compared to a net loss of $1,955,000 for the year ended September 30, 2009.  When consideration is given to dividends and discount accretion on preferred shares issued under the U.S. Treasury’s TARP Capital Purchase Program, the Company reported net income available to common stockholders of $582,000 or $0.20 per basic share and $0.19 per diluted share for the year ended September 30, 2010, compared to a net loss available to common stockholders of $2,432,000 or ($0.84) per basic and diluted common share for the year ended September 30, 2009.

Net income for the three months ended September 30, 2010 was $569,000, as compared to a net loss of $1,879,000 for the three months ended September 30, 2009. When consideration is given to dividends and discount accretion on preferred shares issued under the U.S. Treasury’s TARP Capital Purchase Program, net income available to common stockholders was $413,000 or $0.14 per basic share and $0.13 per diluted share for the three months ended September 30, 2010, compared to a net loss available to common stockholders of $2,035,000 or ($0.70) per basic and diluted share for the three months ended September 30, 2009.

Earnings during the three and twelve months ended September 30, 2010 improved in comparison to the same periods of the prior fiscal year primarily due to a $2.3 million goodwill impairment charge recorded during the three months ended September 30, 2009. The impairment charge was necessary to write off all goodwill recorded in connection with the Company’s acquisition in 2002 of WHG Bancshares Corporation. In addition, the Company benefited from improved net interest income during the three and twelve months ended September 30, 2010.  During the twelve months ended September 30, 2010, the Company also experienced increased non-interest income, reduced FDIC special assessment premiums and lower impairment losses for mortgage-backed investment securities deemed by management to be “other than temporarily impaired” (OTTI). These improvements to earnings were partially offset by significant increases in loan loss provisions during the twelve months ended September 30, 2010.

Additional loan loss provisions were necessary during the twelve months ended September 30, 2010 to address the continued decline in overall economic conditions and increases in troubled assets, particularly in relation to the commercial loan portfolio. Nonperforming assets were $12.8 million at September 30, 2010 versus $8.3 million at September 30, 2009, the Company’s prior fiscal year end. Most of the nonperforming assets consisted of commercial loans, which increased to $12.1 million at September 30, 2010 from $6.3 million at September 30, 2009.

President and Chief Executive Officer Joseph J. Bouffard commented “We are pleased to report a profit for the fiscal year despite major challenges within the banking industry. Although loss provisions and troubled loans have risen, asset quality issues remain manageable and we have been proactive in establishing what are believed to be appropriate reserve levels. During the fourth quarter, we made the decision to sell a collateralized mortgage obligation security (“CMO”) for which we previously recognized $600,000 in cumulative OTTI charges. The loss on sale was offset by gains on sales of other securities within our portfolio.  We remain very well capitalized and believe the Company is favorably positioned moving forward”.

As noted above, OTTI charges have been recorded in relation to the Company’s CMO securities portfolio. As of September 30, 2010, the market value of these CMO securities totaled $14.3 million, which reflects $2.6 million in gross unrealized losses.  If in the future it is determined that further declines in market values or credit losses with respect to these or any other securities are other than temporary, the Company would be required to recognize additional losses in its consolidated statements of operations.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, local and national economic factors and the matters described in “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2009.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed herein will be achieved.

BCSB Bancorp, Inc.
Consolidated Statements of Financial Condition
(Unaudited)

	September 30,	September 30,
	2010	2009
	(Dollars in thousands)
ASSETS
Cash equivalents and time deposits	$108,999	$40,352
Investment Securities, available for sale	18,393	--
Loans Receivable, net	388,933	401,011
Mortgage-backed Securities, available for sale	65,972	90,478
Foreclosed Real Estate	--	639
Premises and Equipment, net	7,826	9,024
Bank Owned Life Insurance	15,655	15,001
Other Assets	14,777	12,933
Total Assets	$620,555	$569,438

LIABILITIES
Deposits	$534,366	$487,989
Junior Subordinated Debentures	17,011	17,011
Other Liabilities	7,788	5,305
Total Liabilities	559,165	510,305
Total Stockholders’ Equity	61,390	59,133
Total Liabilities & Stockholders’ Equity	$620,555	$569,438

Consolidated Statements of Operations
(Unaudited)

	Three Months ended September 30,		Twelve Months ended September 30,
	2010	2009	2010	2009
	(Dollars in thousands		(Dollars in thousands
	except per share data)		except per share data)
Interest Income	$7,113	$7,389	$28,862	$29,939
Interest Expense	2,456	2,883	9,794	13,614
Net Interest Income	4,657	4,506	19,068	16,325
Provision for Loan Losses	300	450	3,100	1,350
Net Interest Income After Provision for Loan Losses	4,357	4,056	15,968	14,975
Total Non-Interest Income	639	683	2,406	1,875
Total Non-Interest Expenses	4,134	6,441	16,682	18,794
Income (Loss) Before Tax Expense	862	(1,702)	1,692	(1,944)
Income Tax Expense	293	177	485	11
Net Income (Loss)	569	(1,879)	1,207	(1,955)
Preferred Stock dividends and discount accretion	(156)	(156)	(625)	(477)
Net Income (Loss) available to common shareholders	$413	$(2,035)	$582	$(2,432)

Basic Earnings (Loss) Per Common Share	$.14	$(.70)	$.20	$(.84)
Basic Earnings (Loss) Per Common Share	$.13	$(.70)	$.19	$(.84)

Summary of Financial Highlights
(Unaudited)

	Three Months ended September 30,			Twelve Months ended September 30,
	2010	2009		2010	2009

Return (Loss) on Average Assets (Annualized)	.37%	(1.31%	)	.20%	(.34%	)
Return (Loss) on Average Equity (Annualized)	3.71%	(12.52%	)	1.99%	(3.36%	)

Interest Rate Spread	3.15%	3.38%		3.31%	2.97%
Net Interest Margin	3.22%	3.43%		3.39%	3.05%

Efficiency Ratio	78.05%	124.13%		77.68%	103.27%
Ratio of Average Interest Earning Assets/Interest Bearing Liabilities	104.31%	102.18%		104.55%	103.32%

Allowance for Loan Losses
(Unaudited)

	Three Months ended September 30,		Twelve Months ended September 30,
	2010	2009	2010	2009
	(Dollars in thousands)		(Dollars in thousands)

Allowance at Beginning of Period	$6,287	$3,457	$3,927	$2,672
Provision for Loan Loss	300	450	3,100	1,350
Recoveries	74	31	166	206
Charge-Offs	(27)	(11)	(559)	(301)
Allowance at End of Period	$6,634	$3,927	$6,634	$3,927

Allowance for Loan Losses as a Percentage of Gross Loans	1.68%	0.97%	1.68%	0.97%

Allowance for Loan Losses as a Percentage of Nonperforming Loans	51.89%	51.07%	51.89%	51.07%

Non-Performing Assets
(Unaudited)

	At September 30, 2010	At June 30, 2010	At September 30, 2009
	(Dollars in thousands)

Nonperforming Loans: (1)
Commercial Real Estate	$ 12,129	$ 13,058	$ 6,269
Residential Real Estate	656	817	1,186
Consumer	--	--	235
Total Nonperforming Loans	12,785	13,875	7,690
Foreclosed Real Estate	--	--	639
Other Nonperforming Assets	--	--	--
Total Nonperforming Assets	$ 12,785	$ 13,875	$ 8,329

Nonperforming Loans to Loans Receivable	3.29%	3.50%	1.88%

Nonperforming Assets to Total Assets	2.06%	2.23%	1.46%

(1) Nonperforming status denotes loans on which, in the opinion of management, the collection of additional interest is questionable.  Also included in this category at September 30, 2010 are $3.3 million in Troubled Debt Restructurings that are not delinquent.  Reporting guidance requires disclosure of these loans as nonperforming even though they are current in terms of principal and interest payments.